EX-99.B-10

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 4 to the registration statement on Form N-4 (the "Registration Statement") of our report dated February 19, 1999, relating to the financial statements of Jackson National Life Insurance Company of New York, and of our report dated February 17, 1999, relating to the financial statements of JNLNY Separate Account I, which appear in such Statement of Additional Information, and to the incorporation by reference of our report into the Prospectus which constitutes part of this Registration Statement. We also consent to the reference to us under the heading "Services" in such Statement of Additional Information and the reference to us under the heading "Fee Table" in such Prospectus.


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Chicago, Illinois
March 12, 1999